Exhibit 99.(a)(1)

COMPANY NOTICE
TO HOLDERS OF
5.0% CONVERTIBLE SENIOR NOTES DUE 2029 ISSUED BY
INLAND REAL ESTATE CORPORATION
(CUSIP No. 457461AC5)

Reference is made to the Indenture, dated as of August 10, 2010 (the “Indenture”), between Inland Real Estate Corporation, a Maryland corporation (the “Company”) and Wells Fargo Bank, National Association, as trustee (the “Trustee” or “Paying Agent” or “Conversion Agent”), relating to the Company’s 5.0% Convertible Senior Notes due 2029 (the “Notes”). Pursuant to Section 3.02 of the Indenture and Section 5 of the Notes, each holder (each, a “Holder”) of the Notes has an option to require the Company to purchase all or a portion of its Notes, in accordance with the terms, procedures and conditions outlined in the Indenture and the Notes, on November 15, 2014 (the “Repurchase Date”).

NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the Indenture that, at the option of each Holder (the “Put Option”), the Notes will be purchased by the Company for a purchase price (the “Repurchase Price”) in cash equal to $1,000 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest to, but not including, the Repurchase Date, upon the terms and subject to the conditions set forth in the Indenture, the Notes, this Company Notice and the related notice materials, as amended and supplemented from time to time (collectively, the “Option Documents”). Holders may surrender their Notes from October 16, 2014 through, and including, November 13, 2014 (the “Expiration Date”). In order to exercise the Put Option, a Holder must follow the procedures contained in the Option Documents. This Company Notice is being sent pursuant to Section 3.02 of the Indenture and the provisions of the Notes. All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture or the Notes, as applicable.

Interest accrued from (and including) the then-last Interest Payment Date of May 15, 2014 to (but excluding) the Repurchase Date will be paid to the Holders surrendering the Notes for repurchase on the Repurchase Date. We expect that there will be accrued and unpaid interest due as part of the Repurchase Price equal to $25.00 per $1,000 principal amount of the Notes.

The Trustee has informed the Company that, as of the date of this Company Notice, all custodians and beneficial holders of the Notes hold the Notes through The Depository Trust Company (“DTC”) accounts and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for purchase hereunder must be delivered through the transmittal procedures of DTC’s Automated Tender Offer Program, subject to the terms and conditions of that system.

To exercise your option to have the Company purchase the Notes and to receive payment of the Repurchase Price, you must validly deliver your Notes through DTC’s transmittal procedures, and, if applicable, deliver to the Trustee a duly executed optional repurchase notice in the form attached hereto as Annex A (an “Optional Repurchase Notice”), on or after October 16, 2014, but prior to 12:00 midnight (i.e., 24:00), New York City time, on the Expiration Date. Notes surrendered for purchase may be withdrawn by the Holders of such Notes at any time prior to 12:00 midnight, New York City time, on the Expiration Date. The right of Holders to surrender Notes for purchase pursuant to the Put Option expires at 12:00 midnight, New York City time, on the Expiration Date.

The Trustee, Conversion Agent and Paying Agent is:
Wells Fargo Bank, National Association

Registered & Certified Mail:	Regular Mail or Courier:	In Person by Hand Only:
WELLS FARGO BANK, N.A.	WELLS FARGO BANK, N.A.	WELLS FARGO BANK, N.A.
Corporate Trust Operations	Corporate Trust Operations	Corporate Trust Services
MAC N9303-121	MAC N9303-121	12th Floor — Northstar East Building
PO Box 1517	Sixth & Marquette Avenue	608 Second Avenue South
Minneapolis, MN 55480	Minneapolis, MN 55479	Minneapolis, MN 55402

Or
By Facsimile Transmission:
(612) 667-6282

Attention: Corporate Trust Operations
Telephone:
(800) 344-5128

Additional copies of this Company Notice may be obtained from the Paying Agent at its address set forth above.

The date of this Company Notice is October 16, 2014.

i

No person has been authorized to give any information or to make any representations other than those contained in this Company Notice and, if given or made, such information or representations must not be relied upon as having been authorized. This Company Notice does not constitute an offer to buy, or the solicitation of an offer to sell, securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Company Notice shall not, under any circumstances, create any implication that the information contained herein is current as of any time subsequent to the date of such information. None of the Company, its board of directors (the “Board of Directors”) or its employees is making any representation or recommendation to any Holder as to whether to exercise or refrain from exercising the Put Option. You should consult your own financial and tax advisors and must make your own decision as to whether to exercise the Put Option and, if so, the amount of Notes for which to exercise the Put Option.

We and our affiliates, including our executive officers and directors, will be prohibited by Rule 13e-4(f)(6) and Rule 14e-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from purchasing any of the Notes outside of the Put Option for ten business days after the expiration of the Put Option. Following that time, if any Notes remain outstanding, we expressly reserve the absolute right, in our sole discretion from time to time in the future to redeem the Notes, in whole or in part, and to purchase any of the Notes, whether or not any Notes are purchased by the Company pursuant to the Put Option, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the Put Option and could be for cash or other consideration. We cannot assure you as to which, if any, of these alternatives, or a combination thereof, we will pursue.

ii

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Put Option. To understand the Put Option fully and for a more detailed description of the terms of the Put Option, we urge you to read carefully the remainder of this Company Notice because the information in this summary is not complete and the remainder of this Company Notice contains additional important information. We have included page references to direct you to a more detailed description of the topics in this summary.

Who is obligated to purchase my Notes?

Inland Real Estate Corporation, a Maryland corporation (the “Company” or “we”), is obligated, at your option, to purchase its 5.0% Convertible Senior Notes due 2029 (the “Notes”). (See Page 4)

Why are you obligated to purchase my Notes?

The right of each holder (each, a “Holder”) of the Notes to sell and our obligation to purchase the Notes pursuant to the Put Option is a term of the Notes under the Indenture, dated as of August 10, 2010 (the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), and has been a right of Holders from the time the Notes were issued. We are required to repurchase the Notes of any Holder exercising the Put Option pursuant to the terms of the Notes and the Indenture. (See Page 4)

What securities are you obligated to purchase?

We are obligated to purchase all of the Notes surrendered at the option of the Holder thereof in accordance with the terms and conditions in the Option Documents. As of October 15, 2014, there was $29,215,000 in aggregate principal amount of the Notes outstanding. (See Page 4)

How much will you pay and what is the form of payment?

Pursuant to the terms of the Indenture and the Notes, we will pay, in cash, a purchase price (the “Repurchase Price”) equal to $1,000 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest to, but not including, November 15, 2014 (the “Repurchase Date”), with respect to any and all Notes validly surrendered for purchase and not withdrawn. The Repurchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or our Common Stock (as defined below). Interest accrued from (and including) the then-last Interest Payment Date of May 15, 2014 to (but excluding) the Repurchase Date will be paid to the Holders surrendering the Notes for repurchase on the Repurchase Date. We expect that there will be accrued and unpaid interest due as part of the Repurchase Price equal to $25.00 per $1,000 principal amount of the Notes. (See Pages 4-5)

How will the Company fund the purchase of the Notes?

The Company intends to use available cash and/or borrowings under its unsecured line of credit facility to fund the purchase of the Notes. (Page 5)

How can I determine the market value of the Notes?

There currently is a limited trading market for the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on such factors as trading volume, the balance between buy and sell orders, prevailing interest rates, the market price of our Common Stock, our operating results and the market for similar securities. Holders are urged to obtain current market information for the Notes, to the extent available, and our Common Stock (as defined below) before making any decision with respect to the Put Option. Our common stock, $0.01 par value per share (“Common Stock”), into which the Notes are convertible, is listed on the New York Stock Exchange (the “NYSE”) under the symbol “IRC.” On October 15, 2014, the closing sale price of our Common Stock on the NYSE was $10.32 per share. (See Pages 5-6)

Is the Company making any recommendation about the Put Option?

None of the Company or its Board of Directors or employees is making any recommendation as to whether you should exercise or refrain from exercising the Put Option. You must make your own decision whether to exercise the Put Option and, if so, the amount of Notes for which to exercise the Put Option. (See Page 5)

When does the Put Option expire?

The Put Option expires at 12:00 midnight (i.e., 24:00), New York City time, on November 13, 2014 (the “Expiration Date”). We will not extend the period that Holders have to exercise the Put Option unless required to do so by applicable law (including, but not limited to, the federal securities laws). (See Page 4)

What are the conditions to the Company’s purchase of the Notes?

Provided that the Company’s purchase of validly surrendered Notes is not unlawful, the purchase will not be subject to any conditions other than satisfaction of the procedural requirements described in the Option Documents. Delivery of Notes by book-entry transfer electronically through the Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”) is a condition to the payment of the Repurchase Price to the Holder of such Notes. (See Pages 4, 7, 8 and 9)

How do I surrender my Notes?

To surrender your Notes for purchase pursuant to the Put Option, you must surrender the Notes through the transmittal procedures of DTC prior to 12:00 midnight (i.e., 24:00), New York City time, on the Expiration Date.

Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender such Holder’s Notes and instruct such nominee to surrender the Notes on the Holder’s behalf through the transmittal procedures of DTC prior to 12:00 midnight, New York City time, on the Expiration Date.

Holders who are DTC participants should surrender their Notes electronically through ATOP, subject to the terms and procedures of that system, prior to 12:00 midnight, New York City time, on the Expiration Date.

While the Trustee has informed us that there are currently no certificated Notes in non-global form, in the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, any such Holder who desires to tender Notes pursuant to the Put Option and holds physical certificates evidencing such Notes must complete and sign a repurchase notice in the form attached hereto as Annex A (an “Optional Repurchase Notice”) in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Optional Repurchase Notice, together with the certificates evidencing the Notes being tendered and all necessary endorsements, to the Paying Agent.

The Paying Agent will establish an account with DTC for purposes of the Put Option promptly after the commencement of the Put Option, and DTC participants may electronically transmit their exercise of the Put Option by causing DTC to tender Notes to the Paying Agent using the ATOP procedures. In connection with the tender, DTC will send an “agent’s message” to the Paying Agent. The agent’s message will state that DTC has received instructions from the participant to tender the Notes for the Put Option and that the participant agrees to be bound by the terms of the Optional Repurchase Notice. By using the ATOP procedures to tender the Notes for the Put Option, you will not be required to deliver an Optional Repurchase Notice to the Paying Agent. However, you will be bound by its terms just as if you had signed it.

You bear the risk of untimely surrender of your Notes. You must allow sufficient time for completion of the necessary DTC procedures prior to 12:00 midnight (i.e., 24:00), New York City time, on the Expiration Date. By surrendering your Notes through the transmittal procedures of DTC, you agree to be bound by the terms of the Put Option set forth in this Company Notice. (See Pages 6-10)

If I exercise the Put Option, when will I receive payment for my Notes?

We will accept for payment all validly surrendered Notes promptly upon expiration of the Put Option. Your delivery of the Notes by book-entry transfer electronically through DTC’s ATOP system is a condition to your receipt of the Repurchase Price for such Notes. We will, prior to 10:00 a.m., New York City time, on November 15, 2014, deposit with the Paying Agent the appropriate amount of cash required to pay the Repurchase Price for the surrendered Notes, and the Paying Agent will promptly distribute the cash to DTC, the sole record Holder, within two business days after the later of the Repurchase Date or the time of your delivery of the Notes. DTC will thereafter distribute the cash to its participants in accordance with its procedures. (See Pages 9-10)

Can I withdraw previously surrendered Notes?

Yes. To withdraw previously surrendered Notes, you (or your broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw your Notes prior to 12:00 midnight (i.e., 24:00), New York City time, on the Expiration Date.

You bear the risk of untimely withdrawal of previously surrendered Notes. You must allow sufficient time for completion of the DTC procedures prior to 12:00 midnight, New York City time, on the Expiration Date. (See Page 9)

Do I need to do anything if I do not wish to exercise the Put Option?

No. If you do not surrender your Notes before the expiration of the Put Option, we will not purchase your Notes and such Notes will remain outstanding subject to their existing terms. (See Page 6-7)

If I choose to surrender my Notes for purchase, do I have to surrender all of my Notes?

No. You may surrender all of your Notes, a portion of your Notes in multiples of $1,000.00 or none of your Notes.

If I do not surrender my Notes for purchase, will I continue to be able to exercise my conversion rights?

Yes. If you do not surrender your Notes for purchase, your conversion rights will not be affected. You will continue to have the right to convert the Notes into shares of our Common Stock, subject to the terms, conditions and adjustments specified in the Indenture and the Notes. (See Page 5)

If I am a U.S. resident for U.S. federal income tax purposes, will I have to pay taxes if I surrender my Notes for purchase pursuant to the Put Option?

The receipt of cash in exchange for Notes pursuant to the Put Option will be a taxable transaction for U.S. federal income tax purposes and you may recognize income, gain or loss. We recommend that you consult with your tax advisor regarding the actual tax consequences to you. (See Pages 11-14)

Who is the Paying Agent?

Wells Fargo Bank, National Association is serving as Paying Agent in connection with the Put Option. Its address and telephone and fax numbers are set forth on the front cover of this Company Notice.

Whom can I contact if I have questions about the Put Option?

Questions and requests for assistance in connection with the processing of tender and withdrawals for the Put Option may be directed to the Paying Agent at the address and telephone and fax numbers set forth on the front cover of this Company Notice. None of the Trustee, Conversion Agent or Paying Agent is making any recommendation to Holders as to whether to exercise or refrain from exercising the Put Option.

IMPORTANT INFORMATION CONCERNING THE PUT OPTION

1.                                      Information Concerning the Company. Inland Real Estate Corporation (“IRC” or the “Company”), a Maryland corporation, is obligated to purchase its 5.0% Convertible Senior Notes due 2029 (the “Notes”) that have been surrendered for purchase pursuant to the Put Option and not withdrawn. The Notes are convertible into shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company, subject to the terms, conditions and adjustments specified in the Indenture and the Notes. The Company is both the “filing person” and the “subject company.”

The shares of Common Stock of the Company are publicly traded on the New York Stock Exchange under the symbol “IRC.” The Company was incorporated under the laws of the State of Maryland on May 12, 1994. The Company’s corporate headquarters is located at 2901 Butterfield Road, Oak Brook, Illinois 60523 (telephone number (630) 218-8000). The Company’s website address is www.inlandrealestate.com. We have not incorporated by reference into this Company Notice the information included on or linked from our website, and you should not consider it to be a part of this Company Notice.

2.                                      Information Concerning the Notes. On August 10, 2010, we issued $29,215,000 in aggregate principal amount of the Notes. Cash interest accrues on the Notes at the rate of 5.0% per annum from the most recent date on which interest has been paid, and is payable semi-annually on May 15 and November 15 of each year (each, an “Interest Payment Date”) to the person in whose name a Note is registered at the close of business on the preceding May 1 or November 1 (each, a “Regular Record Date”), as the case may be. The Notes mature on November 15, 2029. As of October 15, 2014, there was $29,215,000 in aggregate principal amount of the Notes outstanding.

2.1                               The Company’s Obligation to Purchase the Notes. Pursuant to the terms of the Notes and the Indenture, dated as of August 10, 2010 (the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), we are obligated to purchase all of the Notes validly surrendered and not withdrawn, at the Holder’s option (the “Put Option”), on November 15, 2014 (the “Repurchase Date”).

The Put Option will expire at 12:00 midnight (i.e., 24:00), New York City time, on November 13, 2014 (the “Expiration Date”). We will not extend the period that Holders have to exercise the Put Option unless required to do so by applicable law (including, but not limited to, the federal securities laws).

The purchase by the Company of validly surrendered Notes is not subject to any conditions other than that the Company’s purchase is not unlawful and satisfaction of the procedural requirements described in this Company Notice.

If any Notes remain outstanding following the expiration of the Put Option, the Company will become obligated to purchase the Notes, at the option of the respective Holders, in whole or in part, on November 15, 2016, November 15, 2019 and November 15, 2024 at a purchase price equal to the principal amount thereof plus accrued and unpaid interest, if any, to, but not including, the purchase date thereof.

2.2                               Repurchase Price. Pursuant to the terms of the Indenture and the Notes, the purchase price to be paid by the Company for the Notes on the Repurchase Date is equal to $1,000 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest to, but not including, the Repurchase Date (the “Repurchase Price”). Interest accrued from (and including) the then-last Interest Payment Date of May 15, 2014 to (but excluding) the Repurchase Date will be paid to the Holders surrendering the Notes for repurchase on the Repurchase Date. We expect that there will be accrued and unpaid interest due as part of the Repurchase Price equal to $25.00 per $1,000 principal amount of the Notes. The Purchase Price will be paid in cash with respect to any and all Notes validly surrendered for purchase (and not thereafter withdrawn) prior to 12:00 midnight, New York City time, on the Expiration Date. Delivery of the Notes by book-entry transfer to the account maintained by the Paying Agent with The Depository Trust Company (“DTC”) is a condition to the payment of the Repurchase Price to the Holder of such Notes.

The Repurchase Price is based solely on the requirements of the Indenture and the Notes and does not necessarily bear any relationship to the market price of the Notes or our Common Stock. Thus, the Repurchase Price may be significantly higher or lower than the current market price of the Notes. Holders of Notes are urged to obtain the best available information as to potential current market prices of the Notes, to the extent available, and our Common Stock before making a decision whether to surrender their Notes for purchase.

None of the Company or its Board of Directors or employees is making any recommendation to Holders as to whether to exercise or refrain from exercising the Put Option. Each Holder must make his or her own decision whether to exercise the Put Option and, if so, the principal amount of Notes for which to exercise the Put Option based on such Holder’s assessment of the current market value of the Notes and our Common Stock and other relevant factors.

We recommend that you also consult with your tax and financial advisors with respect to the tax consequences of exercising the Put Option, including the applicability and effect of any U.S. federal, state and local law and any non-U.S. tax consequences in light of your own particular circumstances.

2.3                               Source of Funds. In the event any Notes are surrendered and accepted for payment, we intend to use available cash and/or borrowings under our $275 million unsecured line of credit facility to pay the Repurchase Price for the Notes. As provided in the Second Amendment to Fifth Amended and Restated Credit Agreement, dated July 31, 2014, by and among the Company, as borrower, and KeyBank National Association, as administrative agent, Bank of America, N.A. and Wells Fargo Bank, National Association as co-syndication agents, Citizens Bank National Association, Bank of Montreal and PNC Bank, National Association, as co-documentation agents, and the several lenders from time to time parties thereto as lenders, as amended from time to time, borrowings under our $275 million unsecured revolving credit facility accrue interest at a rate equal to (i) LIBOR plus an amount from 1.40% to 2.00%, depending on our then current leverage ratio or (ii) the Alternate Base Rate plus an amount from 0.40% to 1.00%, depending on our then current leverage ratio. “Alternate Base Rate” means a floating rate equal to the highest of (i) KeyBank National Association’s prime rate, (ii) one month LIBOR plus 1.0% and (iii) the federal funds effective rate (as announced by the Federal Reserve Bank of Cleveland) plus 0.5%. As of October 15, 2014, our revolving credit facility had a total outstanding balance of $180 million, leaving $95 million available for use. We expect to use the proceeds from our offering of 6.95% Series B Cumulative Redeemable Preferred Stock, the settlement of which is expected to occur on October 16, 2014, to repay our revolving credit facility by $90 million, which will decrease the total outstanding balance to $90 million and increase the available line of credit to $185 million. We may also fund the repayment of borrowings under our revolving credit facility with cash from operations, net proceeds from property sales, net proceeds from debt and equity offerings, including, without limitation, sales under our at-the-market issuance program, or with the proceeds of other borrowings. The line of credit matures on July 30, 2018.

2.4                               Conversion Rights of the Notes. Holders may convert their Notes into cash or a combination of cash and shares of Common Stock, at the Company’s option, at any time on or after October 15, 2029 but prior to the close of business on the second business day prior to November 15, 2029 and in other circumstances specified in the Indenture.  The notes are convertible at an initial conversion rate of 102.8807 shares per $1,000 principal amount of notes.  At the initial conversion rate, the Notes are convertible into common stock at a conversion price of approximately $9.72 per share.  The initial conversion rate is subject to adjustment in certain circumstances.

Holders who do not surrender their Notes for purchase pursuant to the Put Option, or who validly withdraw a surrender of their Notes in compliance with the withdrawal procedures described in Section 4 of this Company Notice, will retain the right to convert their Notes into Common Stock subject to the terms, conditions and adjustments specified in the Indenture and the Notes. If a Holder validly surrenders his or her Notes for purchase pursuant to the Put Option and the Holder subsequently wishes to convert such Notes pursuant to the Indenture, the Holder may not convert his or her surrendered Notes unless such Holder validly withdraws the Notes in compliance with the procedures described in Section 4 of this Company Notice.

2.5                               Market for the Notes and our Common Stock. There currently is a limited trading market for the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on such factors as trading volume, the balance between buy and sell orders, prevailing interest rates, the market price of our Common Stock, our operating results and the market for similar securities. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a larger float. Consequently, our purchase of the Notes, if any, pursuant to the Put Option may reduce the float and may negatively affect the liquidity, market value and price volatility of the Notes that remain outstanding following the Put Option.

Our Common Stock, into which the Notes may be convertible, at the Company’s option, was listed on the New York Stock Exchange (the “NYSE”) under the symbol “IRC.” The following table shows, for the periods indicated, the high and low sales prices per share of our Common Stock as reported by the NYSE for 2012 through October 15, 2014:

	High	Low
2014:
Fourth Quarter (through October 15, 2014)	10.47	9.85
Third Quarter	10.79	9.85
Second Quarter	10.83	10.24
First Quarter	10.99	10.09

2013:
Fourth Quarter	11.08	9.98
Third Quarter	10.80	9.51
Second Quarter	12.05	9.17
First Quarter	10.10	8.43

2012:
Fourth Quarter	8.67	6.05
Third Quarter	8.93	7.76
Second Quarter	9.05	7.64
First Quarter	9.65	7.48

On October 15, 2014, the closing sale price of our Common Stock, as reported by the NYSE, was $10.32 per share. As of October 15, 2014, there were 100,107,507 shares of Common Stock outstanding.

The Holders of Notes are not entitled to dividends. Upon the event of a conversion into Common Stock, the Holders will be entitled to dividends, if any, paid to holders of Common Stock. We urge you to obtain current market information for the Notes, to the extent available, and our Common Stock before making any decision whether to exercise or refrain from exercising the Put Option.

2.6                               Optional Redemption. Prior to November 21, 2014, the Company may not redeem the notes except to preserve its status as a real estate investment trust. On or after November 21, 2014, the Company will be permitted to redeem the Notes in whole or in part, upon not less than 30 nor more than 60 days’ prior written notice to Holders, for cash equal to 100% of the principal amount of the Notes to be redeemed plus any accrued but unpaid interest to but excluding the redemption date.

2.7                               Holder’s Right to Require Purchase Upon a Change in Control. If the Company undergoes certain change in control transactions, Holders will have the right to require the Company to repurchase the Notes in whole or in part for cash equal to 100% of the principal amount of the Notes to be repurchased plus any accrued but unpaid interest to but excluding the repurchase date.

2.8                               Ranking. The Notes are our unsecured senior obligations. The Notes are effectively subordinated to the Company’s secured indebtedness (to the extent of the value of the assets securing that indebtedness) and to all of the liabilities of the Company’s subsidiaries. The Notes are equal in right of payment with all of the Company’s other existing and future unsecured senior indebtedness. The Notes will be effectively subordinated to all future secured debt of the Company, to the extent of the security for such secured debt, and to all liabilities of the Company’s subsidiaries.

3.                                      Procedures to Be Followed by Holders Electing to Surrender Notes for Purchase. Holders will not be entitled to receive the Repurchase Price for their Notes unless they validly surrender (and do not thereafter validly withdraw) the Notes prior to 12:00 midnight (i.e., 24:00), New York City time, on the Expiration Date. Only registered Holders are authorized to surrender their Notes for purchase. Holders may surrender some or all of their Notes.

If Holders do not validly surrender their Notes prior to 12:00 midnight, New York City time, on the Expiration Date or if they withdraw validly surrendered Notes prior to 12:00 midnight, New York City time, on the Expiration Date, their Notes will not be purchased and will remain outstanding subject to the existing terms of the Notes and the Indenture.

You will not be required to pay any commission to us, DTC or the Paying Agent in connection with your Put Option. However, there may be commissions you need to pay your broker in connection with the surrender of the Notes.

3.1                               Method of Delivery. The Trustee has informed the Company that, as of the date of this Company Notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for purchase hereunder must be delivered through DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and conditions of that system.

This Company Notice constitutes the Company’s notice of repurchase right described in the Indenture and delivery of the Notes via ATOP will satisfy a Holder’s requirement for physical delivery of an Optional Repurchase Notice as defined and described in the Indenture. Delivery of Notes, including delivery and acceptance through ATOP, is at the election and risk of the person surrendering such Notes.

3.2                               Agreement to be Bound by the Terms of the Put Option. By surrendering Notes through the transmittal procedures of DTC, a Holder acknowledges and agrees as follows:

•                                          such Notes shall be purchased as of the Repurchase Date pursuant to the terms and conditions set forth in this Company Notice;

•                                          such Holder agrees to all of the terms of this Company Notice;

•                                          such Holder has received this Company Notice and acknowledges that this Company Notice provides the notices required pursuant to the Indenture;

•                                          upon the terms and subject to the conditions set forth in this Company Notice, the Indenture and the Notes, and effective upon the acceptance of payment therefor, such Holder (i) irrevocably sells, assigns and transfers to the Company all right, title and interest in and to all the Notes surrendered, (ii) waives any and all rights with respect to the Notes (including, without limitation, any existing or past defaults and their consequences), (iii) releases and discharges the Company and its directors, officers, employees and affiliates from any and all claims such Holder may have now, or may have in the future arising out of, or related to, the Notes that such Holder surrenders for repurchase, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any conversion, redemption or defeasance of the Notes that such Holder surrenders for repurchase, and (iv) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such surrendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Notes on the account books maintained by DTC, together with all necessary evidences of transfer and authenticity, to the Company, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company, for the Repurchase Price of any surrendered Notes that are purchased by the Company), all in accordance with the terms set forth in this Company Notice;

•                                          such Holder represents and warrants that such Holder (i) owns the Notes surrendered and is entitled to surrender such Notes and (ii) has full power and authority to surrender, sell, assign and transfer the Notes surrendered hereby and that, when such Notes are accepted for purchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances of any kind and not subject to any adverse claim or right;

•                                          such Holder agrees, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Notes surrendered;

•                                          such Holder understands that all Notes properly surrendered for purchase (and not thereafter withdrawn) prior to 12:00 midnight (i.e., 24:00), New York City time, on the Expiration Date will be purchased at the Repurchase Price, in cash, pursuant to the terms and conditions of the Indenture, the Notes and the other Option Documents;

•                                          payment for Notes purchased pursuant to the Company Notice will be made by deposit of the Repurchase Price for such Notes with the Paying Agent, which will act as agent for surrendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders;

•                                          surrenders of Notes may be withdrawn by written notice of withdrawal delivered pursuant to the procedures set forth in this Company Notice at any time prior to 12:00 midnight (i.e., 24:00), New York City time, on the Expiration Date;

•                                          all authority conferred or agreed to be conferred pursuant to the terms of the Put Option hereby shall survive the death or incapacity of the Holder and every obligation of the Holder and shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•                                          the delivery and surrender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Company; and

•                                          all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any surrender of Notes pursuant to the procedures described in this Company Notice and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties.

3.3                               Delivery of Notes.

Notes Held Through a Custodian. A Holder whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender his or her Notes and instruct such nominee to surrender the Notes for purchase on the Holder’s behalf through the transmittal procedures of DTC as set forth below in “Notes in Global Form” prior to 12:00 midnight (i.e., 24:00), New York City time, on the Expiration Date.

Notes in Global Form. A Holder who is a DTC participant may elect to surrender to the Company his or her beneficial interest in the Notes by:

•                                          delivering to the Paying Agent’s account at DTC through DTC’s book-entry system his or her beneficial interest in the Notes prior to 12:00 midnight (i.e., 24:00), New York City time, on the Expiration Date; and

•                                          electronically transmitting his or her acceptance through DTC’s ATOP system, subject to the terms and procedures of that system, prior to 12:00 midnight (i.e., 24:00), New York City time, on the Expiration Date. Upon receipt of such Holder’s acceptance through ATOP, DTC will edit and verify the acceptance and send an agent’s message to the Paying Agent for its acceptance. The term “agent’s message” means a message transmitted by DTC to, and received by, the Paying Agent, which states that DTC has received an express acknowledgment from the participant in DTC described in that agent’s message, stating the principal amount of Notes that have been surrendered by such participant under the Put Option and that such participant has received and agrees to be bound by the terms of the Put Option, including those set forth in Section 3.2 of this Company Notice.

In surrendering through ATOP, the electronic instructions sent to DTC by the Holder (or by a broker, dealer, commercial bank, trust company or other nominee on the Holder’s behalf), and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the Holder, receipt by the Holder of, and agreement to be bound by, the terms of the Put Option, including those set forth in Section 3.2 of this Company Notice.

Notes Held in Certificated Non-Global Form. In the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, then any such Holder of the Notes must complete and sign an Optional Repurchase Notice in the form attached hereto as Annex A in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Optional Repurchase Notice, together with the certificates evidencing the Notes being tendered and all necessary endorsements, to the Paying Agent prior to the Expiration Date.

All signatures on an Optional Repurchase Notice must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program (each, an “Eligible Institution”); provided, however, that signatures on the Optional Repurchase Notice need not be guaranteed if such Notes are tendered for the account of an Eligible Institution. If an Optional Repurchase Notice or any Note is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to the Company of the authority of such person so to act must be submitted.

You bear the risk of untimely surrender of your Notes. You must allow sufficient time for completion of the necessary DTC procedures prior to 12:00 midnight (i.e., 24:00), New York City time, on the Expiration Date.

Unless we default in making payment of the Repurchase Price, interest on Notes validly surrendered for purchase will cease to accrue on and after the Repurchase Date, whether or not such Notes are delivered to the Paying Agent, and immediately after the Repurchase Date all rights (other than the right to receive the Repurchase Price upon delivery of the Notes) of the Holder of such Notes will terminate.

4.                                      Right of Withdrawal. Notes surrendered for purchase may be withdrawn at any time if withdrawn with sufficient time to allow DTC to withdraw those Notes prior to 12:00 midnight (i.e., 24:00), New York City time, on the Expiration Date. In order to withdraw Notes, Holders (or such Holders’ broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC. This means a Holder must deliver, or cause to be delivered, a valid withdrawal request through the ATOP system from the tendering DTC participant in sufficient time to allow DTC to withdraw those Notes prior to 12:00 midnight, New York City time, on the Expiration Date. The withdrawal notice must:

•                                          specify the DTC Voluntary Offer Instruction Number, the name of the participant for whose account such Notes were tendered and such participant’s account number at DTC to be credited with the withdrawn Notes;

•                                          contain a description of the Notes to be withdrawn (including the principal amount to be withdrawn); and

•                                          be submitted through the DTC ATOP system by such participant under the same name as the participant’s name is listed in the original tender, or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Notes.

Notes as to which an Optional Repurchase Notice has been given may be exchanged only if the Optional Repurchase Notice is withdrawn in accordance with Section 2.03(e) of the Indenture.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

You bear the risk of untimely withdrawal of your Notes. You must allow sufficient time for completion of the necessary DTC procedures prior to 12:00 midnight (i.e., 24:00), New York City time, on the Expiration Date.

Holders may withdraw any Notes previously delivered to the Paying Agent prior to 12:00 midnight, New York City time, on the Expiration Date.

5.                                      Payment for Surrendered Notes. We will accept for payment all validly surrendered Notes promptly upon expiration of the Put Option. Your delivery of the Notes by book-entry transfer electronically through DTC’s ATOP system is a condition to your receipt of the Repurchase Price for such Notes. We will, prior to 10:00 a.m., New York City time, on the Repurchase Date, deposit with the Paying Agent the appropriate amount of cash required to pay the Repurchase Price for the surrendered Notes, and the Paying Agent will promptly distribute the cash to DTC, the sole record Holder, within two business days after the later of the Repurchase Date or the time of your delivery of the Notes. DTC will thereafter distribute the cash to its participants in accordance with its procedures.

The total amount of funds required by us to purchase all of the Notes is $29,945,375 (assuming that all of the Notes are validly surrendered for purchase and accepted for payment). If any Notes are surrendered and accepted for payment, we intend to use cash on hand and/or borrowings under our $275 million unsecured line of credit facility to purchase the Notes.

6.                                      Notes Acquired. Any Notes purchased by us pursuant to the Put Option will be canceled by the Trustee, pursuant to the terms of the Indenture.

7.                                      Plans and Proposals of the Company. Except as described (i) in this Notice of the Company’s offer to repurchase the Notes, (ii) in our filings with the Securities and Exchange Commission (the “SEC”) incorporated by reference herein or (iii) the preliminary prospectus supplement filed by the Company with the SEC on October 9, 2014, and the free writing prospectus filed by the Company with the SEC on October 10, 2014, related to the sale and issuance of 4,000,000 shares of 6.95% Series B Cumulative Redeemable Preferred Stock on October 16, 2014, we currently have no plans, proposals or negotiations that relate to or would result in:

•                                          any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•                                          any purchase, sale or transfer of a material amount of our assets or those of any of our subsidiaries;

•                                          any material change in our present dividend rate or policy, indebtedness or capitalization;

•                                          any change in our present Board of Directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on our Board of Directors;

•                                          any other material change in our corporate structure or business;

•                                          any class of our equity securities to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotation system operated by a national securities association;

•                                          any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•                                          the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•                                          the acquisition by any person of additional securities of ours, or the disposition of our securities; or

•                                          any changes in our charter, bylaws or other governing instruments, or other actions that could impede the acquisition of control of us.

8.                                      Interests of Directors, Executive Officers and Affiliates of the Company in the Notes. Except as described below in Section 10, neither we nor, to our knowledge after making reasonable inquiry, any of our executive officers or directors or any “associate” or subsidiary of any such person, has any beneficial interest in the Notes, or has engaged in any transaction in the Notes during the 60 days preceding the date of this Company Notice. A list of our executive officers and directors is attached to this Company Notice as Annex B. The term “associate” is used as defined in Rule 12b-2 under the Exchange Act.

Certain of our directors and executive officers are participants in equity compensation plans and arrangements involving our Common Stock, as disclosed by us in filings with the SEC prior to the date hereof and incorporated by reference herein. Except as described in the previous sentence, neither we nor, to our knowledge after making reasonable inquiry, any of our executive officers or directors, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Put Option or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

9.                                      Legal Matters; Regulatory Approvals. We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by the Put Option, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition of the Notes as described in this Company Notice. Should any approval or other action be required, we intend to seek the approval or take the action. However, we cannot assure you that we would be able to obtain any required approval or take any other required action.

10.                               Purchases of Notes by the Company and Its Affiliates. The Company has not made any purchase of Notes during the 60 days preceding the date of this Company Notice.

Effective on the date of this Company Notice, we and our affiliates, including our executive officers and directors, are prohibited under applicable United States federal securities laws from purchasing Notes (or the right to purchase Notes) other than through the Put Option until at least the tenth business day after the Repurchase Date. Following such time, if any Notes remain outstanding, we may exercise our right to redeem such Notes, in whole or in part, and we and our affiliates may purchase Notes in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than the Repurchase Price, or which may be paid in cash or other consideration. Any decision to purchase Notes after the Repurchase Date will depend upon many factors, including the market price of the Notes, the amount of Notes delivered for purchase pursuant to the Put Option, the market price of our Common Stock, our business and financial position, and general economic and market conditions. Any such purchase may be on the same terms or on terms more or less favorable to the Holders of the Notes than the terms of the Put Option as described in this Company Notice.

11.                               Certain U.S. Federal Income Tax Consequences.

The following is a discussion of certain U.S. federal income tax consequences that may be relevant to U.S. Holders or Non-U.S. Holders (each as defined below) who surrender Notes for purchase pursuant to the Put Option. For this purpose, a “holder” means a beneficial owner of a Note; a “U.S. Holder” means a holder that, for U.S. federal income tax purposes, is (i) an individual citizen or resident of the United States, (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if it either (x) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person; and a “Non-U.S. Holder” means a beneficial owner (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) of Notes that is not a U.S. Holder.

If an entity treated as a partnership for U.S. federal income tax purposes holds a Note, the tax treatment of such partnership and each person treated as a partner thereof generally will depend upon the status and activities of the partnership and the partner. Any such partnership or partner thereof should consult its tax advisor regarding the U.S. federal income tax consequences applicable to such partnership and its partners of surrendering a Note for purchase pursuant to the Put Option.

This discussion is based upon the provisions of the Internal Revenue Code, as amended (the “Code”), Treasury regulations, rulings, other administrative guidance and judicial decisions, all in effect as of the date hereof. Those authorities are subject to change, retroactively or prospectively, and to possibly differing interpretations, so as to result in U.S. federal income tax consequences different from those discussed below.

This discussion deals only with Notes held as capital assets (generally, property held for investment). This discussion does not address (i) U.S. federal taxes other than income taxes or (ii) state, local or non-U.S. taxes. In addition, this discussion does not purport to address the U.S. federal income or other tax considerations applicable to holders of Notes that are subject to special treatment under U.S. federal income tax law, including, for example:

•                                          financial institutions;

•                                          insurance companies;

•                                          pension plans or other tax-exempt organizations;

•                                          dealers in securities or currencies;

•                                          traders in securities that elect to use a mark to market method of accounting;

•                                          persons that hold Notes as part of a straddle, hedge, constructive sale or conversion transaction;

•                                          regulated investment companies;

•                                          REITs;

•                                          certain U.S. expatriates;

•                                          persons whose “functional currency” is not the U.S. dollar;

•                                          persons who acquired Notes as compensation; and

•                                          persons who are Non-U.S. Holders, except to the extent discussed below.

No ruling on the U.S. federal, state, or local tax considerations relevant to the surrender of Notes for purchase pursuant to the Put Option has been requested from the Internal Revenue Service (the “IRS”) or other tax authority. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

WE RECOMMEND TO EACH HOLDER THAT INTENDS TO SURRENDER ANY NOTE FOR PURCHASE PURSUANT TO THE PUT OPTION TO CONSULT THE HOLDER’S OWN TAX ADVISOR AS TO THE U.S. FEDERAL, STATE AND LOCAL, AND ANY NON-U.S. TAX CONSEQUENCES TO THE HOLDER IN LIGHT OF THE HOLDER’S OWN PARTICULAR CIRCUMSTANCES.

11.1                        U.S. Holders.

Surrender of Notes for Purchase. The surrender of a Note by a U.S. Holder for purchase pursuant to the Put Option generally will be treated as a taxable sale of the Note for U.S. federal income tax purposes. Subject to the market discount rules described below, the U.S. Holder generally will recognize capital gain or loss upon the sale equal to the difference between (i) the cash received by the U.S. Holder in consideration for the surrender of the Note (excluding any cash attributable to accrued but unpaid interest which will be taxable as interest income to the extent not previously included in income) and (ii) the U.S. Holder’s adjusted tax basis in the Note at the time of sale. A U.S. Holder’s adjusted tax basis in a Note generally will be equal to the cost of the Note to the U.S. Holder, increased by the amount of any market discount the U.S. Holder elected to include in income with respect to the Note (as described below), and reduced (but not below zero) by the accrual of any amortizable bond premium which the U.S. Holder has previously elected to offset against interest payments on the Note.  Any cash attributable to accrued but unpaid interest will be taxable as ordinary income to the U.S. Holder unless such U.S. Holder has previously included such amounts in income under its regular method of accounting.

Capital gains of individuals and certain other non-corporate taxpayers from the sale of capital assets held for more than one year at the time of sale generally are eligible for a reduced tax rate. Limitations apply to the deduction of capital losses.

If a U.S. Holder acquired a Note at a market discount, any gain recognized by the U.S. Holder in connection with the surrender of the Note for purchase pursuant to the Put Option generally will be treated as ordinary income, rather than capital gain, to the extent of the market discount which has not previously been included in income by the U.S. Holder and is treated as having accrued on the Note at the time of the purchase. Subject to a de minimis exception, the “market discount” on a Note is the excess, if any, of the stated principal amount of the Note over the amount the U.S. Holder paid for it. Generally, market discount would be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the U.S. Holder elected to accrue the market discount on a constant interest rate method. If a U.S. Holder elected to include any market discount on a Note in income currently as it accrues, on either a ratable or constant interest rate method, the U.S. Holder’s basis in the Note would be increased to reflect the amount of income so included.

Additional Tax on Net Investment Income.  Certain net investment income earned by U.S. citizens and resident aliens and certain estates and trusts is subject to a 3.8% Medicare tax. Net investment income includes, among other things, accrued interest on the Notes and net gain (including market discount, as described above) from the surrender of the Notes pursuant to the Put Option, less certain deductions.

Information Reporting and Backup Withholding. In general, information reporting requirements will apply to the amount paid to a U.S. Holder in consideration for the surrender of a Note for purchase pursuant to the Put Option, unless the U.S. Holder is an exempt recipient (such as a corporation). A U.S. Holder also may be subject to backup withholding on such payment unless the U.S. Holder (i) provides a correct U.S. taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements or (ii) is a corporation or other exempt recipient and, if required, provides a certification to such effect. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is furnished on a timely basis to the IRS.

11.2                        Non-U.S. Holders.

Surrender of Notes for Purchase. Subject to the discussion of backup withholding below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on gain recognized or proceeds received on the surrender of a Note for purchase pursuant to the Put Option unless:

•                                          the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the purchase and certain other conditions are met, in which case a flat 30% U.S. federal income tax on the gain, which may be offset by United States source capital losses (subject to any different rules provided by an applicable income tax treaty);

•                                          the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), in which case the Non-U.S. Holder generally will be subject to U.S. federal income tax on the gain in substantially the same manner as a U.S. Holder (except as provided by an applicable income tax treaty) and, if the Non-U.S. Holder is a corporation, also may be subject to a branch profits tax at the rate of 30% (or a lower rate if provided by an applicable income tax treaty); or

•                                          the Note constitutes a “United States real property interest” (“USRPI”) for U.S. federal income tax purposes and certain other conditions are met, in which case the Non-U.S. Holder generally will be subject to U.S. federal income tax on the gain in substantially the same manner as a U.S. Holder (except as provided by an applicable income tax treaty) and, if the Non-U.S. Holder is a corporation, also may be subject to a branch profits tax at the rate of 30% (or a lower rate if provided by an applicable income tax treaty), and we may be required to withhold 10% of the amount paid in consideration for the surrender of the Note pursuant to the Put Option.

Although the applicable rules are not entirely clear, we believe that a Note currently does not constitute a USRPI. Generally, a Note will not be a USRPI if (1) our common stock is part of a class of stock that is regularly traded on an established securities market and either (a) if the Notes are not considered regularly traded on an established securities market, the Non-U.S. Holder does not own, actually or constructively,

Notes with a fair market value greater than the fair market value of 5% of the shares of our common stock on any date on which the Non-U.S. Holder acquired Notes or (b) if the Notes are considered regularly traded on an established securities market, the Non-U.S. Holder does not own, actually or constructively, Notes with a fair market value greater than the fair market value of 5% of the total fair market value of our common stock or, if different, our class of stock with the lowest fair market value on any date on which the Non-U.S. Holder acquired Notes or (2) we are a “domestically controlled qualified investment entity.” We will be a “domestically controlled qualified investment entity” at the time a Note is purchased pursuant to the Put Option if at all times during a specified testing period (generally the five-year period prior to the date of purchase pursuant to the Put Option) we are a REIT and less than 50% in value of our common stock is held directly or indirectly by non-U.S. persons. We believe that we currently are a “domestically controlled qualified investment entity,” but because shares of our common stock are publicly traded, there can be no assurance that we, in fact, are qualified or will continue to qualify as a “domestically controlled qualified investment entity.”

Shares of our common stock are, and we expect the shares to continue to be, regularly traded on an established securities market.  Thus, even if we are not a “domestically controlled qualified investment entity” at the time a Note is purchased pursuant to the Put Option, gain arising on the surrender of a Note for purchase pursuant to the Put Option should not be subject to U.S. federal taxation from the sale of a USRPI as long as (1) we continue to be regularly traded on an established securities market at that time and (2) if the Notes are not considered regularly traded on an established securities market, the non-U.S. Holder did not own, actually or constructively, Notes with a fair market value greater than the fair market value of 5% of the shares of our common stock on any date on which the Non-U.S. Holder acquired Notes or (b) if the Notes are considered regularly traded on an established securities market, the Non-U.S. Holder did not own, actually or constructively, Notes with a fair market value greater than the fair market value of 5% of the total fair market value of our common stock or, if different, our class of stock with the lowest fair market value on any date on which the Non-U.S. Holder acquired Notes.

Information Reporting and Backup Withholding. Payments to a Non-U.S. Holder in consideration for the surrender of the Notes for purchase pursuant to the Put Option made through a U.S. office of a broker or through certain U.S.-related financial intermediaries generally will be subject to information reporting and backup withholding unless the Non-U.S. Holder certifies under penalties of perjury that the Non-U.S. Holder is not a U.S. person or otherwise establishes an exemption. The portion of any such payments attributable to accrued interest generally will be subject to information reporting, including the amount of any tax withheld, regardless whether any tax actually is withheld (as a result of an exception in the Code or an applicable income tax treaty).

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is furnished on a timely basis to the IRS.

12.                               Additional Information. This Company Notice is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Company Notice does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision as to whether to exercise or refrain from exercising the Put Option:

•                                          our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on February 28, 2014;

•                                          our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the SEC on May 9, 2014;

•                                          our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, filed with the SEC on August 8, 2014;

•                                          our Current Reports on Form 8-K filed with the SEC on January 23, 2014, February 20, 2014, February 26, 2014, May 6, 2014, May 8, 2014 (as amended by Current Report on Form 8-K/A on May 8, 2014), May 19, 2014, June 23, 2014, August 6, 2014, August 7, 2014, August 8, 2014, September 10, 2014 (not including any information furnished under Items 2.02 or 7.01 of Form 8-K, including related exhibits, which information is not incorporated by reference herein); and

•                                          our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 30, 2014

13.                               No Solicitations. We have not employed or retained any persons to make solicitations or recommendations in connection with the Put Option.

14.                               Definitions. All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture or the Notes, as applicable.

15.                               Conflicts. In the event of any conflict between this Company Notice on the one hand and the terms of the Indenture or any applicable laws on the other hand, the terms of the Indenture or applicable laws, as the case may be, will control.

None of the Company or its Board of Directors or employees is making any recommendation to any Holder as to whether to exercise or refrain from exercising the Put Option. Each Holder must make his or her own decision whether to exercise the Put Option and, if so, the principal amount of Notes for which to exercise the Put Option based on his or her own assessment of current market value and other relevant factors.

INLAND REAL ESTATE CORPORATION

ANNEX A

NOTICE OF HOLDER’S EXERCISE OF OPTION TO HAVE NOTES REPURCHASED

TO:                         INLAND REAL ESTATE CORPORATION
WELLS FARGO BANK, NATIONAL ASSOCIATION

The undersigned registered Holder of the Note designated below hereby irrevocably acknowledges receipt of a notice from Inland Real Estate Corporation (the “Issuer”) regarding the right of Holders to elect to require the Issuer to repurchase their Notes and requests and instructs the Issuer to repay the entire principal amount of such Note, or the portion thereof (which is $1,000 or an integral multiple thereof) designated below, in cash, in accordance with the terms of the Indenture, dated as of August 10, 2010 (the “Indenture”), between Inland Real Estate Corporation, a Maryland corporation and Wells Fargo Bank, National Association, as trustee, at the price of 100% of such entire principal amount or portion thereof, together with accrued and unpaid interest to, but excluding, the Repurchase Date, to the registered Holder hereof. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture. The Notes shall be repurchased by the Issuer as of November 15, 2014, the Repurchase Date, pursuant to the terms and conditions specified in the Indenture and the Notice to Holders.

NOTICE: The signature below of the Holder of the Note designated below must correspond with the name as written upon the face of such Note in every particular without alteration or enlargement or any change whatsoever.

Name of Holder:

Note Certificate Number (if applicable):

Principal amount to be repurchased (if less than all, must be $1,000 or whole multiples thereof):

Social Security or Other Taxpayer Identification Number:

Dated:

Signature(s)

Signature(s) must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Signature Guarantee

A-1

ANNEX B

INFORMATION ABOUT THE EXECUTIVE OFFICERS
AND DIRECTORS OF THE COMPANY

The table below sets forth information about our executive officers and directors as of October 15, 2014. To the best of our knowledge after making reasonable inquiry, none of our executive officers or directors has beneficial ownership in the Notes.

Name	Position
Mark E. Zalatoris	Director, President and Chief Executive Officer
Brett A. Brown	Executive Vice President, Chief Financial Officer and Treasurer
Beth Sprecher Brooks	Senior Vice President, General Counsel and Secretary
D. Scott Carr	Executive Vice President, Portfolio Management and Chief Investment Officer
William W. Anderson	Senior Vice President, Transactions
Thomas P. D’Arcy	Chairman of the Board of Directors
Daniel L. Goodwin	Director
Joel G. Herter	Director
Heidi N. Lawton	Director
Thomas H. McAuley	Director
Thomas R. McWilliams	Director
Joel D. Simmons	Director
Meredith Wise Mendes	Director

The business address and telephone number of each executive officer and director is c/o Inland Real Estate Corporation, 2901 Butterfield Road, Oak Brook, Illinois  60523, (630) 218-8000.

B-1